Exhibit 2(B)(i)

                                STATE OF FLORIDA

                               ARTICLES OF MERGER

                                       OF
            SSGI-UST ACQUISITION CORPORATION, a Florida corporation

                                      INTO
                 U.S. TECHNOLOGIES, INC., a Florida corporation


Pursuant to Section 607.1101 and 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger for the purposes of merging SSGI-UST Acquisition Corporation into U.S.
Technologies, Inc.:

FIRST: The Plan of Merger attached hereto as Exhibit A was adopted by the Board of Directors and shareholders of SSGI-UST Acquisition Corporation, a Florida corporation ("SUAC"), on the 26th day of March, 1998, and was adopted by the Board of Directors and shareholders of U.S. Technologies, Inc., a Florida corporation ("UST"), on the 26th day of March, 1998.

SECOND: The Merger is effective at 5:00 P.M. on March 26, 1998 or the time of filing of these Articles of Merger, whichever shall be later ("Effective Date").

THIRD: As provided in the Plan of Merger, the Articles of Incorporation of UST as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of UST, the surviving corporation.


Prepared by:

Michael T. Cronin, Esquire
Johnson, Blakely, Pope, Bokor,
Ruppel & Burns, P.A.
911 Chestnut Street
Clearwater, Florida 33756
Bar No. 0469841
(813) 461-1818


IN WITNESS WHEREOF, each of the undersigned has caused these Articles of Merger to be signed in its corporate name on the 26th day of March, 1998.


SSGI-UST ACQUISITION CORPORATION,           U.S. TECHNOLOGIES, INC.,
a Florida Corporation                       a Florida corporation




By:   /s/ Peter S. Steele                   By:  /s/ John J. Cadigan
      ________________________                   __________________________
Name: Peter S. Steele                       Name: John Cadigan
Title:  President                           Title:  Secretary